Exhibit 99.1

Operator

At this time, I would like to welcome everyone to the Weyerhaeuser first-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS).

I would now like to turn the conference over to C: Kathryn McAuley, Vice President of Investor Relations. Please go ahead, ma’am.

Kathryn McAuley - Weyerhaeuser - VP of IR

Good morning. Thank you, Cynthia. Welcome to Weyerhaeuser’s first-quarter 2005 earnings conference call. I’m Kathy McAuley, Vice President of Investor Relations. Commenting on the call will be Steve Rogel, Chairman, President and Chief Executive Officer; Rich Hanson, Executive Vice President and Chief Operating Officer; Dick Taggart, Executive Vice President and Chief Financial Officer. Also joining us in the room is Steve Hilliard, Vice President and Chief Accounting Officer. This call is being webcast at www.Weyerhaeuser.com. A copy of the earnings release and presentation slides can be found at our website. If you need any additional materials, please contact April Meier at 253-924-2937.

Please read the warning statement in our press release and on our presentation slides concerning the risks associated with forward-looking statements, as we will be making forward-looking statements during this conference call.

Steven Rogel will begin by making a few comments before he leaves to preside over our annual meeting this morning. After Steve’s remarks, we will proceed with our regular review of the quarter, and I will now turn the call over to Steve Rogel.

Steve Rogel - Weyerhaeuser - Chairman, President, CEO

Thank you, Kathy. As Kathy said, we’re holding our annual meeting this morning, and I am not able to stay for the call. However, I did want to personally draw your attention to the very special announcement we made this morning prior to our earnings release. For the first time in 10 years, the Board of Directors has voted to increase our dividend. The increase is significant. The board voted for a 25% dividend increase to $0.50 per share. The increase will take effect with the second-quarter dividend. This increase demonstrates the Board’s confidence in Weyerhaeuser’s long-term growth opportunities and financial strength. This is the first action we’re taking to enhance shareholder value now that we have reduced our debt.

When we undertook the Willamette acquisition, we made a commitment to shareholders, and keeping this commitment is very important to us. We’ll continue to look for opportunities to reward you, our shareholders, and I must leave now to prepare for our annual meeting, and will turn the call back to Kathy. Kathy?

Kathryn McAuley - Weyerhaeuser - VP of IR

Thanks, Steve. This morning, Weyerhaeuser reported first-quarter 2005 net earnings of $239 million or $0.98 per diluted share on net sales of $5.5 billion. First-quarter earnings include the following after-tax items — a charge of $8 million or $0.03 per diluted share associated with the settlement of a linerboard antitrust lawsuit; a charge of $5 million or $0.02 per diluted share for the closure of facilities. These items totaled $0.05 per diluted share. A GAAP reconciliation of special items is available on our website.

I will now review the first-quarter 2005 performance versus the fourth quarter of 2004. Timberlands — export log prices were modestly lower and volumes were 11% below fourth quarter levels, due to seasonally weak demand and high inventories in Japan. Domestic log prices increased 2% to 4%, and volumes increased 2%.

Wood products — softwood lumber prices increased $21 per thousand board feet. Volume seasonally declined 1.8%. Plywood prices increased $38 per thousand square feet. Volume seasonally declined 4.8%. OSB prices increased over $70 per thousand square feet, and volume increased 1.8%.

Pulp and paper — average pulp prices increased $17 per ton and shipments declined 5%. Average fine paper prices declined $19 per ton, and volume increased 6%.

Containerboard packaging and recycling — containerboard prices were flat in the quarter. Volume rose 3.5%. Box prices and volumes were also flat in the quarter. OCC prices were flat to down slightly in the quarter.

WRECO — single-family home closings decreased 27% from fourth quarter. First quarter is a seasonally weak quarter, whereas the fourth quarter is seasonally the strongest. Average home prices were flat with the fourth quarter at $450,000, and margins were also flat at 32%, which was the same as in the fourth quarter. The backlog of homes sold but not closed is just below six months, at the same level as last year’s first quarter.

Referring to the waterfall chart on our website, the major impacts which describe the first quarter are as follows. Beginning with the fourth quarter of 2004, non-GAAP earnings were $1.07 per share. Higher wood product prices more than offset weaker white paper prices and contributed $0.22 per share. Slightly higher sales volumes contributed $0.02 per share. This was offset by a negative impact of $0.02 per share for higher raw material costs. The impact of costs associated with downtime, higher transportation costs and a slight impact from higher energy costs negatively impacted manufacturing by $0.11 per share. A seasonally weaker first quarter in single-family home closings adversely impacted WRECO by $0.09 per share. Other netted to a negative impact of $0.06 per share. Lower SG&A costs were offset by lower sales of timberlands. The combined effect of these impacts resulted in non-GAAP earnings of $1.03 per share.

We have been working to improve the clarity of our presentation. However, sometimes accounting regulations make this difficult. As a result of FIN46(R), at year end 2004, we consolidated five entities which were previously reporting non-strategic timberland sales. These are referred to as qualified special-purpose entities. These were previously accounted for as unconsolidated subsidiaries. Due to the consolidation of these entities, corporate and other includes $18 million of interest income, and interest expense reflects $17 million of interest associated with these entities.

In addition to the $18 million in other income from the qualified special-purpose entities, corporate and other includes $13 million of foreign exchange gains. This was offset by higher costs experienced in our businesses.

I will now turn the call over to Rich Hanson.

Rich Hanson - Weyerhaeuser - EVP, COO

Thank you, Kathy. I will just summarize a little bit here, just kind of an overview of first-quarter results and a comment about what we see ahead, and then maybe hit some of the highlights to reinforce the points here. But overall, if you look at before adjustments, the first quarter was very similar to the fourth quarter in terms of our financial results, and the main — we expected a more rapid recovery in the wood products sector. But there were weather interruptions; I think you all know about the torrential and persistent rains in California, as an example, which slowed home-building, and other severe weather in other parts of the country. In spite of that, as Kathy said, we did see good price recovery in wood products, and we see additional price recovery and increasing sales rates ahead.

In looking at the cost component — again, kind of an overview, and I will come back in a little more detail. As an example, Kathy mentioned some production interruptions. We actually took 100,000 tons of production downtime and slowback and maintenance in our containerboard business. Even with that, we were running at about a 92.5% operating rate. But we did that to balance capacity against the order backlog. I’ll come back to containerboard in a moment. We also had a major outage at our Sutton oriented strandboard plant — Sutton, West Virginia — that was an 18-day outage, a major outage. So those were the primary production interruptions that Kathy referenced.

Moving on, in terms of factor costs, we referenced this $0.11 which you see in the waterfall chart. We’ve experienced dramatic increases in resin costs impacting the wood products business, and those are driven by the feedstocks of rising prices in natural gas and crude oil. If we look at the annualized impact of that, based on fourth quarter to first quarter prices, and assume that those feedstocks costs will remain high, the impact on our wood products business and just resin costs would be a $22 million incremental cost annually — excuse me, $100 million; $22 million was caustic. Caustic is a chemical that we use in reclaiming the liquor in the cooking process in our pulp and paper operation, and that would be a $22 million annualized cost, due there to rising power costs to produce that chemical and also a major supplier going out of the business.

So we do have significant factor costs, and Kathy mentioned the transportation component continues to be high, with rail shortages and shifts to trucks, fuel surcharges, although the quarter-to-quarter impact is not significant; nonetheless, those costs remain higher than historically, as you well know.

The other general comment is on capital. Our capital expenditures were $129 million in the first quarter, below a quarterly rate at our $850 million capital target, but we believe we will be at our $850 million capital budget, with a heavy emphasis on energy reduction cost projects in the pulp and paper sector of our businesses.

Let me turn just to the specific businesses a little more. In timberlands, our first-quarter log prices were slightly stronger, particularly on the domestic side of the business, as we began to see strength in wood products. And this is true in both the West and the South, but more so in our western operations, as the mills operated at strong rates and competed heavily for the domestic logs. Export log prices were fairly flat, but there, our particular markets in Japan look strong in the months ahead, in the particular producers that we are targeting at to sell our export logs in Japan. So we would see export logs flat and continuing strength in the domestic logs side, both West and South.

In wood products, as I mentioned, we saw a significant price increase in oriented strandboard. For example, on a 3/8 basis, over a $70 increase, 34% that Kathy mentioned. We see a little more upward price on oriented strandboard, but some increasing sales rates, as we go out into the spring home-building season. The same is true for lumber; we still see some upside in pricing and sales rates in lumber.

Moving to pulp and paper, the pulp prices in the first quarter were up. And it’s more of a comment about fluff pulp or absorbent pulp; prices were strong. Paper-grade pulps remain under pressure, and paper prices were down slightly. And paper prices remained flat; that’s a market under pressure, as you well know.

And then in containerboard, as I mentioned, here was a significant downtime component in the first quarter, as we balanced our order backlog against our primary mill production capacity. We were impacted by the rains again in California. Produce markets in California are a very significant market for us, and so there was a delay in the demand take-away for the produce market. We expect that now to move briskly ahead, and that business to be restored and some seasonal pickup from the California produce. And we will be working diligently to move the price increase on through that business, as we move on out into the second quarter.

So those are some of the highlights, and I will turn it now to Dick Taggart.

Dick Taggart - Weyerhaeuser - EVP, CFO

Thank you, Rich. I just want to add a few comments to Rich, and I’ll go through the outlook and add a few notes to his comments that he made regarding the outlook for the second quarter.

In the second quarter, we expect timberland earnings to remain relatively flat. Log prices, as Rich noted, are improving in the domestic market and they are remaining steady in the export market. Our second-quarter volumes may be slightly higher, but the sale of non-strategic timberland is expected to be about $10 million lower in the second quarter than in the first. The wood products earnings are expected to improve considerably from the first-quarter level. As Rich noted, average lumber realizations are expected to increase. We would expect somewhere between $15 to $20 per thousand board feet on an average, quarter to quarter. Engineered wood prices are also expected to increase about 5%. Average OSB prices may be flat to slightly higher compared to the first quarter; they continue to be quite volatile. They have been improving recently. Volumes are expected to increase seasonally in all product lines, as Rich said, in the wood products. But we are somewhat at risk from the continued rail transportation constraints that we have been experiencing. Costs for purchased logs and resin are also expected to continue to increase moderately, in the 1% to 2% range.

Pulp and paper earnings are expected to improve in the second quarter, as maintenance costs will be lower and volumes seasonally higher. Prices are improving in a number of product lines, but we are mainly gaining back price decreases experienced in the first quarter, resulting in little change in average price quarter to quarter.

Containerboard packaging earnings are also expected to improve in the second quarter. As Rich mentioned, the delayed California harvest is now in full swing, and volumes are expected to increase well over 5% from the first-quarter levels. This will allow us to run our mills closer to our rate of capacity, resulting in lower operating costs. While we are invoicing customers at the new containerboard price, the market is very competitive and we don’t expect to see significant improvement in our average box prices in the second quarter at this time.

In the real estate companies, second-quarter earnings are expected to be lower than the first, as no large land sales are planned for the quarter. But single-family closings will increase slightly, and margins are expected to remain strong.

As announced, we expect to close the sale of our British Columbia coastal assets in the second quarter. This sale effectively restores the Company’s target capital structure, and our focus now is to utilize our cash flow generating capacity to create the greatest value for our shareholders. The first action, as Steve noted this morning, was taken by our Board last night, to increase our quarterly dividend 25% to $0.50 per share.

Kathy described the impact of consolidating the special-purpose entities required under FIN46(R). We have been informed that FASB has been asked to clarify the appropriate accounting for these entities for another company that has structured entities similar to our own. Should the FASB conclude that consolidation is the proper accounting treatment, we have approximately $50 million in deferred gain in these entities that will be reported in the second-quarter earnings. If they conclude that deconsolidation is the appropriate accounting, we will take that action in the second quarter.

With that brief overview of the outlook for the second quarter, we would now be happy to take your questions. Kathy, do you want to introduce the Q&A session?

Kathryn McAuley - Weyerhaeuser - VP of IR

Yes. Cynthia, will you please open the floor up for questions?

Operator

(OPERATOR INSTRUCTIONS). George Staphos, Banc of America Securities.

George Staphos - Banc of America Securities - Analyst

First of all, in wood products, Dick, could you tell us — or Rich — was the Sutton downtime — was it planned to be that long? I don’t recall. And then, in wood, could you give us a frame of reference? On a normal year, how much of your cash costs were associated with resin and polymer base?

Dick Taggart - Weyerhaeuser - EVP, CFO

Rich, do you want to comment on Sutton?

Rich Hanson - Weyerhaeuser - EVP, COO

Well, Sutton was longer; that was a major outage and longer than expected, and as I mentioned, 18 days lost production in the first quarter. And as far as resin costs, as I mentioned, the incremental cost of resins, if we continue to experience the current costs — and your guess is as good as anyone, but we expect that to be the case because of the high cost of natural gas and crude oil that are feedstocks to that — that those costs would be about $100 million. I cannot do the math for you in terms of a percent of costs for the wood products sector, if that was your question.

Dick Taggart - Weyerhaeuser - EVP, CFO

It varies a lot by product line, George. For oriented strandboard for some of the Trus Joist products, resin may be equivalent to wood cost; it may be 30% of the cost. For plywood, it would be a much smaller percentage, and of course for lumber it has no effect at all.

George Staphos - Banc of America Securities - Analyst

So about $100 million annualized, did I hear you say is kind of the —?

Dick Taggart - Weyerhaeuser - EVP, CFO

Correct, yes. We did a calculation on our total usage and compared the fourth- and first-quarter prices.

George Staphos - Banc of America Securities - Analyst

And then, just quickly, in WRECO, by my rough math it looks like — obviously, from very, very high levels in the second half of ‘04, your profit per single-family closing declined a bit. Was that mix or the seasonality? Could you give us a little bit of color there?

Dick Taggart - Weyerhaeuser — EVP, CFO

It was largely due to mix, and I don’t know how you back out the effect of the lot sales. But it would be largely the effect of mix, as the margins do vary by market. But our average margin in each market, as we noted in the comments, is basically the same in the first quarter as in the fourth, and they remain pretty flat at this point.

Operator

Mark Connelly, Credit Suisse First Boston.

Mark Connelly - Credit Suisse First Boston - Analyst

I was wondering if you could just give us a little more color on what you saw in the first quarter in uncoated freesheet and how well you ran where your inventories are?

Rich Hanson - Weyerhaeuser - EVP, COO

Well, we ran okay. We had maintenance outages, but they were planned maintenance outages in the range of 30,000 tons across our mill system. But that would be in the pulp and the paper system, so not significant there in terms of running problems. But we did see some overall paper price downward pressure, and compared to fourth quarter, we were down a couple of percent. Our inventories declined during the quarter; that’s our good news.

Mark Connelly - Credit Suisse First Boston - Analyst

And where are prices now, versus where you ended up?

Dick Taggart - Weyerhaeuser - EVP, CFO

About at that point.

Mark Connelly - Credit Suisse First Boston - Analyst

Okay, that’s fair. Now, on the containerboard side, am I reading this, the extra detail, that you sold more to third parties and produced less than last quarter, but about the same as last year? So would looking at it that way properly account for the amount of downtime you took? It looks like you (multiple speakers).

Dick Taggart - Weyerhaeuser - EVP, CFO

The outside sales did increase; that’s pretty accurate, Mark, yes.

Mark Connelly - Credit Suisse First Boston - Analyst

And was there anything other than market downtime, I guess, is what I’m trying to get at? Was there planned downtime in the —?

Dick Taggart - Weyerhaeuser - EVP, CFO

Oh, yes. The mix of the 100,000 tons or so was in the range of 60,000 tons of market downtime.

Operator

Rich Schneider, UBS.

Rich Schneider - UBS — Analyst

On the $0.11 hit you took on manufacturing issues in the quarter, that is on top of last quarter, where I think your waterfall chart showed about a $0.29 shortfall. And if you put the two together — and maybe it doesn’t quite work that way — we are talking about $0.40 of manufacturing shortfalls from the third-quarter levels.

That’s fairly large, and I was wondering if you could go through in a little more detail what has been going on there. I know the fourth quarter was not particularly good in wood products, and you had a lot of operating issues in the fourth quarter; I thought some of those were sort of resolved during the first quarter.

Rich Hanson - Weyerhaeuser - EVP, COO

Good question, of course. On the transportation, as an example, we saw very significant increases last year. So, to your question, there wasn’t too much of an increase there in transportation quarter to quarter. Nonetheless, if you go back into the third quarter comparing, we did have significant transportation increases in that timeframe. Just doing a third quarter to first quarter analysis, I can’t do the whole reconciliation for you. But that would be one example of where your comment is correct, that we would have had additional transportation cost penalties if you added the two quarters together, versus just comparing first quarter to fourth quarter.

Dick Taggart - Weyerhaeuser - EVP, CFO

I don’t know that I have all the breakdown, but in addition, in both of those quarters we had — I don’t have the precise amount, but we had a significant negative impact on our operating costs from the strengthening of the Canadian dollar relative to the US dollar, which would have been a big part of that impact. As Kathy noted, we do show a — whenever we have a foreign exchange gain in our balance sheet translation that affects our corporate and other, it really is not good news, because it means that our operating costs went up as much if not more, as a result of the Canadian dollar impact on our operating costs in Canada. That was probably — that has been the largest single effect, along with both the direct impacts of energy costs, as well as indirect impacts as they have impacted our resin costs and transportation costs.

Rich Schneider - UBS - Analyst

Looking out to the second quarter, and your comment was that would should be much better in the second quarter, yet we are not looking at, from the numbers that you were giving, much significant improvement in pricing — some improvement, like OSB that could be flat. Are you anticipating that movement to occur from volume, or are you also looking to pick up some of these operational issues starting to turn around in the second quarter?

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, in wood products, it will be mainly volume. I think the cost improvements from operations will be in packaging and in pulp and paper. We would probably experience anywhere from 5% to as much as 8% in volume increases, depending on product line, in wood products, which is a normal seasonal lift. And that, along with the price increases, will result in substantially higher earnings than in the second quarter. I don’t think we’ll see the kind of earnings we saw in the second quarter of last year, because the buying pattern of the dealers is very different this year than it was last year, as they manage their inventories.

Rich Schneider - UBS - Analyst

And just a final question on box price initiatives. Could you talk about what you are seeing out there when you are going out to customers to try and push this thing through, what kind of resistance? What is the market like?

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, with the cost increases that we talked about in energy, wood costs, transportation, chemicals, this price increase is needed and has been announced, as you know. And there has been tremendous resistance in the market at the box and the business there to these price increases. We believe that we will be able to, and we will be moving to move those containerboard prices on through the box side as we see the strength and particularly, as I mentioned, the produce area in our business will be showing strength. And it will be our intent to move those prices on through. But there is tremendous resistance.

Operator

Chip Dillon, Smith Barney.

Chip Dillon - Smith Barney - Analyst

The first question is on the home-building front. Last year, you mentioned your volumes normally — closings go up in the second quarter. Do you think that this second quarter will look similar to last year’s second quarter, or do you think there will be either volume differentials or land sale differentials or margin differentials?

Dick Taggart - Weyerhaeuser - EVP, CFO

Chip, I don’t have last year’s second quarter in front of me.

Chip Dillon - Smith Barney - Analyst

It’s 118.

Dick Taggart - Weyerhaeuser - EVP, CFO

In terms of single-family closings, the numbers will be better, and I think the margin percent will be about the same, if not better. But since the prices will be higher, our earnings from single-family closings in the second quarter should be better than in the second quarter of last year.

Chip Dillon - Smith Barney - Analyst

And do you recall whether there were land sales last year or if there’s going to be a difference?

Dick Taggart - Weyerhaeuser - EVP, CFO

I don’t. We don’t have any planned at this point. We do sell lots to other builders, and in the first quarter we had the two school sites in San Diego that we sold with very good returns. But we don’t have any of those planned in the second quarter of this year. Off the top of my head, I don’t remember the second quarter of last year.

Chip Dillon - Smith Barney - Analyst

And the second question is, you mentioned how you saw second-quarter OSB realizations flat to up for you all. And it just seemed like last year, when the market were shooting up and shooting down, that you all seemed to reflect it more concurrently with the trade press than I recall other companies. And yet, if you look at the trade publications so far this year, we had OSB average 364 on random links in the first quarter. And I believe so far this quarter, it is averaging something closer to 330. And so I did not know how you would reconcile those two.

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, I think that in the last few days, OSB prices have been improving. It’s our expectation that we will continue to see some improvement in OSB prices, and at the end of the day, the quarter-to-quarter averages will be similar.

Chip Dillon - Smith Barney - Analyst

And I guess the last question is (multiple speakers).

Rich Hanson - Weyerhaeuser - EVP, COO

(Multiple speakers) conservative, I guess, is the comment; right, Dick?

Dick Taggart - Weyerhaeuser - EVP, CFO

Yes.

Chip Dillon - Smith Barney - Analyst

And I guess the last question, while we are on OSB, is that every player that I can think of has announced something between now and ‘08 or ‘09, if you count Kruger, except you. And so I guess we’re just waiting to see what you guys are planning to do. Are you planning to build capacity, because everybody else is?

Dick Taggart - Weyerhaeuser - EVP, CFO

We have no plans to build capacity at this time. We think that there will be plenty of OSB capacity in the marketplace and we will look for, perhaps, opportunities to grow our business in the future by acquisition. But we plan no new construction at this time. We will — the press problem that Rich referred to at Sutton, which is our largest OSB plant, is chronic. It has some metallurgical issues, and we will probably replace that press sometime next year. But we will not be building any new facilities.

Chip Dillon - Smith Barney - Analyst

And then, if you look at — and I know you all are not as big as, say, other people are in plywood. But do you think, if we got into a situation down the road where — if housing weakened because of rates or whatever reasons, and we saw a downdraft in pricing for structural panels, do you think that there would be candidates in your system on the plywood side, or maybe even older OSB, that might not make it until the next upcycle?

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, we have already — you know, we sold our old OSB plant in Slave Lake last year. Our fleet is in pretty good shape. I would say that we have also sold some plywood plants this year. So I think that we have got our portfolio in pretty good shape. I do believe that, given the demand on the wood supply in the South, that with a downturn, a slowdown in housing demand, that there is some additional plywood capacity in the industry that is probably at risk from competition from OSB.

Chip Dillon - Smith Barney - Analyst

And then lastly, on the lumber side, with the sale of British Columbia, you guys are, I guess, what, under 10%? Or you might clarify how much of your lumber is coming from Canada production. And what do you see in terms of supply and demand there? Because we’re seeing the opposite there; it’s like capacity in eastern Canada is being shut down. And why is Quebec basically deciding that maybe this isn’t an important industry, from the fact that they are reducing the amount of harvest levels that they are allowing?

Dick Taggart - Weyerhaeuser - EVP, CFO

With the sale of the British Columbia coastal assets, not all of British Columbia, we still have interior mills. We will still have a significant portion of our production coming from Canada — must be over 30%. As far as Quebec is concerned, we have no operations in Quebec, but it has always been a difficult place, I think, to make money in the lumber business. Rich, I don’t know if you would add any comments to that. It’s one of the few provinces we don’t have any experience in.

Rich Hanson - Weyerhaeuser - EVP, COO

Of course, this is always a real dilemma with the duties and how that will all turn out. The bad news is those duties have put tremendous pressure on the Canadian lumber business, in addition to the exchange rate disadvantage that Canada now has. But on the other side of that, of course, it puts upward price pressure on our US business. So that explains some of the capacity reduction, is the duties plus the exchange rate disadvantage.

Dick Taggart - Weyerhaeuser - EVP, CFO

The eastern Canadian sawmills are smaller. They deal with smaller wood, and generally produce a lower-value mix of products than do the interior mills of British Columbia and Alberta that are larger and more productive.

Chip Dillon - Smith Barney - Analyst

And lastly, do you think the reason — the fact that they are now willing to talk about either a quota system or an export tax means they have accepted that this tariff just isn’t going to go away?

Dick Taggart - Weyerhaeuser - EVP, CFO

You know, I don’t know. It seemed like the more money that has been collected that is in dispute makes the issue more difficult to get resolution on. I think that both sides would like to find a resolution to the duty issue, but they can’t agree on how to distribute funds that have already been collected.

Operator

Peter Ruschmeier, Lehman Brothers.

Peter Ruschmeier - Lehman Brothers - Analyst

I had a question on the non-strategic timber sales. I was curious; you mentioned that the non-strategic timber sales will likely be down by $10 million in 2Q, and I know that you routinely swap out the non-strategic timber. Can you elaborate on roughly what you think that sustainable number is, or can you elaborate on what it was in the first quarter?

Dick Taggart - Weyerhaeuser - EVP, CFO

It would be $80 to $100 million in earnings a year, and that fluctuates based on how we are able to prepare the sales. And of course, when they don’t — and when we find the interested buyers, we try not to push those into the market. The first-quarter level was at about $34 million, and it will drop to about 21, 22. So the normalized level is somewhere in between those two quarters. Is that about right, Rich?

Rich Hanson - Weyerhaeuser - EVP, COO

Yes. Routinely, it’s in the $80 to $100 million range. And we don’t try to manage it by quarter; it makes sense to get the values to block up ownership swap-out, and we love the portfolio. We also need the time them to take advantage of 1031 exchanges, where you have about an 18-month window to execute both the buy and sell transaction.

Peter Ruschmeier - Lehman Brothers - Analyst

I wanted to come back, if I could, on the transportation costs. Clearly, fuel surcharges, higher costs. But I’m curious if you can comment on mix and whether there was any trend there, rail versus truck. Is it getting better? Is it getting worse? And what is your outlook in terms of the mix of how you ship to the market?

Dick Taggart - Weyerhaeuser - EVP, CFO

It’s not getting better, and I’m referring to rail shortages and costs and rail cost increases. And we have shifted significantly more to truck. As we look, though, and I talk to each of the business leaders, we are continuing to maintain our on-time performance. So, to their credit, we have been able to manage our way through this and get product to customer, but at cost penalties and, as I say, significant shifts to truck mode.

Peter Ruschmeier - Lehman Brothers - Analyst

And then, if we could just take a step back, you do seem to have the high-cost problem. Your balance sheet is quickly approaching where you would like it to be. Obviously, you have increased the dividend here. But I don’t know if, Dick or Rich, if you can talk to the priorities for free cash flow and how you think about it going forward, as arguably you could be in an underlevered position 12 months out?

Rich Hanson - Weyerhaeuser - EVP, COO

I think that’s a good CFO question.

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, as you know, by the end of this year, we will be pretty much — well, when we close the Brascan sale at the end of the second quarter, we will hit our target capital structure. The dividend increase is certainly the first step. We have got the capital spending program that is ramping up, to make sure that we get our mills where we need them to be, in terms of efficiency, particularly in energy. After that, as we have said, we will consider the opportunities to add what we would normally refer to as bolt-on acquisitions that would be accretive to our core businesses, that would allow us to gain some efficiencies in businesses that we would like to grow, like the real estate business, some wood products businesses. We would be looking at opportunities to rationalize our joint ventures in South America and Australia and New Zealand. We’re approaching, in 2006, one of the dates where we have to make a decision on one of our joint ventures. And our partners may choose to elect to consider exiting early, so we want to be in a position to do that. Beyond that, we will utilize the free cash flow in the best interest of the shareholders. And at some point in the future, we will always compare these bolt-on acquisitions to repurchasing stock if the conditions in the marketplace warrant, and we will then evaluate this as we complete our strategic planning process over the next year or so.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover - D.A. Davidson - Analyst

A quick question about the press at Sutton. If you are going to replace it, is that in any way under warranty? And what would be the bottleneck there? Assuming you get a new press, can you increase capacity?

Dick Taggart - Weyerhaeuser - EVP, CFO

Let me try and answer your question there, as there were two or three of them there. The press — we have made claims against the manufacturer; it was a Washington Ironworks press that had metallurgical problem in the cylinders that cracked. We have had chronic problems with it; we’ve had to repair it and replace the cylinders more than once over the life of the press. Washington Ironworks is almost bankrupt, so I think we have exhausted all of our claims against that Company. We will be replacing it with a press from a different manufacturer. It is our largest mill. It’s a 12-foot-wide press — most of them are 8 feet wide or 9 feet — and we will be replacing it in kind. I don’t think that there will be any incremental capacity associated with that when we make that change.

Rich Hanson - Weyerhaeuser - EVP, COO

Except as associated with reliability.

Dick Taggart - Weyerhaeuser - EVP, CFO

Yes; it will produce more just as a result of being more reliable, but not as a result of being bigger.

Steve Chercover - D.A. Davidson - Analyst

And one other quick question. I believe you said that box prices are unlikely to go any higher in the second quarter, but yet you are invoicing for the higher liner and medium pricing. Does that mean in the third quarter we could have some final follow-through on the box price side?

Dick Taggart - Weyerhaeuser - EVP, CFO

I think that our success in raising liner prices will be key to how much box price increase we’re able to achieve.

Steve Chercover - D.A. Davidson - Analyst

But there is a box price increase that is kind of embedded within the liner, the medium, presumably?

Rich Hanson - Weyerhaeuser - EVP, COO

Well, it is certainly our intent to recover those in box price as we go out through the year.

Operator

Christopher Chun, Deutsche Bank.

Christopher Chun - Deutsche Bank - Analyst

Getting back to the real estate business, if I may, it looks to me like, net of land sales, the EBIT dropped off quite a bit — $67 million by my calculations. And I know you have already referenced the fact that 1Q is seasonally slower in terms of closings. But from the numbers and I’m looking at it looks like, at least in the last couple of years, the magnitude of the drop-off in terms of EBIT has not been so much. And I was wondering if you guys care to give some color on why that was.

Rich Hanson — Weyerhaeuser - EVP, COO

The magnitude of the drop-off in the fourth quarter to the first was mainly a function of the very — the drop in closings was greater. We had a 27% decline in single-family closings from the fourth quarter to the first quarter, which was a larger-than-normal drop. It’s not so much that the first quarter was low; the first quarter was actually higher than the first quarter last year, but that the fourth quarter was abnormally high. And so that’s the reason for the very high drop-off.

The level of $130 million is about — has been close to what you might see as the normalized level of earnings in EBIT was from the real estate company. So the fourth quarter was exceptionally strong. And, given our backlogs and the way that our developments are opening, and our new projects are opening this year, we would expect a similar pattern in closings this year as we had last year, as Kathy mentioned.

Christopher Chun - Deutsche Bank - Analyst

And also, if I can ask about the Paragon case, what is going on there? And would you care to comment on your decision to not take a charge as an accounting matter?

Dick Taggart - Weyerhaeuser - EVP, CFO

The judge has set damages at $460 million, of which we have begun the process to appeal. The review in reviewing the accounting treatment of this charge, of this claim — we reviewed it under the rules of FASB that deal with both the certainty of the amount and the probability of the outcome, the probability of payment in the outcome. And under both tests, we concluded that it does not warrant taking a charge at this time. We reviewed that decision carefully with our external auditors, and we have reviewed that decision with the SEC, and both have concurred that the accounting is appropriate.

Operator

Rick Skidmore, Goldman Sachs.

Rick Skidmore - Goldman Sachs - Analyst

A couple of questions. One, Dick, can you clarify the resin costs, the incremental increase of $100 million? Is that off of a 2004 base or off of a fourth-quarter base?

Dick Taggart - Weyerhaeuser - EVP, CFO

I think, Rich has that analysis — I think that’s a year-over-year, because that is not for the quarter, is it, Rich?

Rich Hanson - Weyerhaeuser - EVP, COO

I think the caustic one was quarter-to-quarter annualized, and the resin was last year average against current price.

Dick Taggart - Weyerhaeuser - EVP, CFO

That would be an annual effect. At today’s price, after you hold today’s price, the annual effect would be $100 million for 2005, compared to all of 2004.

Rick Skidmore - Goldman Sachs - Analyst

And in the caustic soda — that would be $80 million annualized?

Rich Hanson - Weyerhaeuser - EVP, COO

No, that was $22 million annualized.

Rick Skidmore - Goldman Sachs - Analyst

So together, it’s $120 million, resin and caustic?

Rich Hanson - Weyerhaeuser - EVP, COO

Correct.

Rick Skidmore - Goldman Sachs - Analyst

On the cost side, with regards to transportation, energy, are you seeing any relief anywhere in the system? Or do you expect these costs to be at these elevated levels through most of 2005?

Rich Hanson - Weyerhaeuser - EVP, COO

To the extent that the common denominator here is energy costs — that is, crude oil and natural gas — we don’t see much relief in the near term. That is what is driving these chemical costs and, to some large measure, the transportation cost, particularly in trucking. So we believe we just have to operate better and get the reliability to the optimum levels and offset these costs through operating our systems more efficiently.

Rick Skidmore - Goldman Sachs - Analyst

And, Rich, can you talk about the uncoated freesheet business, as you look at how the volumes in the uncoated freesheet market year to date in the US are trending down about 1.5%? We have yet to see any real meaningful year-over-year improvement in the uncoated freesheet volumes. As you look at that business, is there — how do you make that business better? Do you see any reversal in the trends in demand, or is there more right-sizing that has to be done in the Weyerhaeuser system?

Rich Hanson - Weyerhaeuser - EVP, COO

Well, Mike Jackson can comment in much more depth, and will when we meet with analysts in May. But you are right; it’s a mature market. It has been declining modestly. Inside of that, we have actually been gaining some share, minor share. We have been moving to try to move into some of the higher-value segments with our paper, publishing segment and so forth. But it is; it’s a tough market. It looks to be flat to declining, and we’re positioning to the highest-value end of it, and also trying to improve efficiencies in the distribution channels — for example, through our replenishment center system, and reducing transportation — and at the same time, being a preferred supplier in terms of delivery times and response times.

Operator

John Tumazos, Prudential.

John Tumazos - Prudential - Analyst

It’s very interesting that forward lumber prices have been strong in the last month or two, while OSB has receded. And of course, they both go into similar home-building markets. Why do you think OSB has underperformed lumber? And in your own plans, do you have a significant OSB creep? Are you getting more out of your presses?

Dick Taggart - Weyerhaeuser - EVP, CFO

Let me make a couple of comments, and Rich could add his comments, as well. Lumber relative to OSB — they have very different supply dynamics, mainly because of the raw material and seasonality. Lumber is sensitive to soft timber supply, and soft timber has had some supply disruptions in the South because of wet weather, and in Canada, it is also — flows through the production channels differently. Less of it flows through stocking distributors, so there is less inventory, and the system responds somewhat differently to changes in demand than does OSB lumber. Also, only about half of it is driven by new residential construction, where OSB about 70% of it is. Oriented strandboard uses a different raw material supply. It runs 24 hours, seven days a week, not two shifts five days. And so it’s a more continuous process that has less disruptions in its supply. And so it’s more affected by the seasonality of demand than is lumber, where the seasonality of supply tends to match the demand more in lumber than in OSB. So it’s not unusual for them to have somewhat different seasonal dynamics.

As far as our own plans are concerned, I’ll let Rich comment on that.

Rich Hanson - Weyerhaeuser - EVP, COO

Certainly, there is creep in terms of in our system, and that’s good. The efficiencies have been very positive in this business. Particularly, as an example, Dick mentioned earlier we sold the Slave Lake facility there in Canada, and we’re actually producing more OSB in the system now than before we sold that plant. So productivity gains have been very significant.

And then, just in general to your comment, I would say it’s too early, for the reasons that Dick mentioned, to conclude that OSB is underperforming lumber, because of the short-term impacts in the supply chain relative to the demand in housing that we see in front of us.

The long-term productivity in OSB is probably going to be slower in the future than in the past. A lion’s share of it has come from suppliers developing faster resins so that you can cure the product faster. And with the resin shortage, the resin manufacturers are not developing faster resins at the rate that they were a few years ago. The time you have spent in this business is showing, Dick.

Kathryn McAuley - Weyerhaeuser - VP of IR

I believe we only have time for another question. As we noted earlier, we have our annual meeting this morning. So, operator, one more question, please.

Operator

Edings Thibault, Morgan Stanley.

Edings Thibault - Morgan Stanley - Analyst

I guess we’re kind of down to the nitty-gritty, anyway. I think, two quick questions. Dick, when you are talking about cash flow needs, you referenced the capital plans. And clearly, you guys are seeing an increase in capital spending. Was that reference just relative to your 2005 plans, or are you thinking perhaps a little bit longer term?

Dick Taggart - Weyerhaeuser - EVP, CFO

The capital spending that I referred to was the $850 that Rich talked about, the budget that we have talked about for a number of months.

Edings Thibault - Morgan Stanley - Analyst

So you are not tipping (multiple speakers) one way or the other?

Dick Taggart - Weyerhaeuser - EVP, CFO

The uses above that would be related to — so above that would be the joint venture rationalization or any bolt-on opportunities. Those would be in addition to the $850.

Edings Thibault - Morgan Stanley - Analyst

And then, if I may, just a couple of quick details. SG&A costs, I noticed, down both year over year and down sequentially. Is that a factor of shifts in the business, or is that the real focus of costs at Weyerhaeuser? We have seen some cost-cutting there. And also, if you could give us some outlook for interest expense — that was a little higher than I anticipated — and given the rate shifts, where we might see that in 2Q.

Dick Taggart - Weyerhaeuser - EVP, CFO

Well, let me talk about — the interest expense actually went down. I think it’s important to note that the special-purpose entity interest expense that’s included in that is not a cash cost to the Company. That is an expense that incurs within those special-purpose entities that does not affect the cash flow of the Company at all. So our actual Weyerhaeuser Company interest expense went down quarter to quarter; it didn’t go up. And we would expect it to continue to go down as we have paid off, as you know, a significant amount of debt in the first quarter.

Your second question?

Edings Thibault - Morgan Stanley - Analyst

Just the SG&A. I mean, (multiple speakers).

Dick Taggart - Weyerhaeuser - EVP, CFO

Yes, the SG&A is lower because we are accruing our — we start the year accruing our variable compensation at a target rate. So it’s been — we start out at a lower rate than our system paid out last year. We have also reduced — continue to reduce headcount within the

Company to gain efficiencies. We are taking on some new initiatives to control our both retiree and employee healthcare cost increases. Steve Hillyard is here; I don’t know if he would make any additional comments as to what is driving those down.

Steve Hillyard - Weyerhaeuser - VP, Chief Accounting Officer

No; I think that pretty well covers it, Dick.

Operator

Ladies and gentlemen, we have reached the end of the allotted time for questions and answers. Ms. McAuley, are there any closing remarks?

Kathryn McAuley - Weyerhaeuser - VP of IR

No. I would just like to thank you for joining us this morning for the conference call. I will be available for questions after the call, and thank you, Cynthia.

Operator

Thank you for participating in today’s conference. You may now disconnect.